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                                                                 EXHIBIT (6)(B)

                           ARTICLES OF DOMESTICATION
                                      OF

                PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

   The undersigned, pursuant to the provisions of A.R.S. (S)(S) 10-201 et seq., and for the purpose of setting forth its charter as an Arizona stock insurance corporation pursuant to A.R.S. (S)(S) 10-220 et seq., (S)(S) 20-201 et seq., and (S) 20-705, adopts the following Articles of Domestication, which supersede and take the place of any prior articles of incorporation and any amendments thereto:

                                   ARTICLE I

   The name of the Corporation is: Prudential Annuities Life Assurance Corporation.

                                  ARTICLE II

   The Corporation was originally incorporated in the State of Connecticut on July 24, 1969 as Hartford Insurance Group Life Insurance Company.

                                  ARTICLE III

   The official in charge of corporate filings in the jurisdiction in which the Corporation was previously incorporated will be provided with a copy of the Articles of Domestication filed in the State of Arizona.

                                  ARTICLE IV

   The period of the Corporation's existence is perpetual.

                                   ARTICLE V

   The purpose of the Corporation is the transaction of any and all lawful business for which insurance corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time, specifically to engage in the insurance business in the United States and its territories, as an insurer.

                                  ARTICLE VI

   The aggregate number of shares which the Corporation shall have authority to issue is 100 shares of voting stock, having a par value of $100.00 per share, and 24,900 of non-voting common stock having a par value of $100 per share, which non-voting common stock shall be identical in all respects to the voting common stock except that the non-voting common stock shall have no voting power or right to notice of any meeting. There shall be no preemptive right to additional shares of stock issued by the Corporation. Each share of capital stock shall be fully paid for before being issued.

   The Board of Directors of the Corporation shall have the power, by appropriate resolution, to authorize the issuance and sale, from time to time, of all or any part of the authorized but unissued shares of common stock. The shares of stock of the corporation, when issued, shall be non-assessable, except to the extent required by the Constitution, specifically, but not in limitation thereof, as provided by Article 14, Section 11 of the Constitution of the State of Arizona and the laws of the State of Arizona.

                                  ARTICLE VII

   The affairs of the corporation shall be overseen by a Board of Directors consisting of not less than five (5) nor more than fifteen (15) directors as fixed in accordance with the Bylaws, and such officers as the said directors may at any time elect or appoint. The number of directors at the time of the filing of these Articles of Domestication shall be seven (7). No officer or director need be a shareholder of this Corporation.

   At each annual meeting of shareholders, to be held at the time and place fixed by the Bylaws, the shareholders shall elect directors in the manner prescribed by the Bylaws to hold office for the term specified in the Bylaws except as hereinafter provided. Each director so elected shall hold office until such director's successor is duly elected and qualified, or until such director's earlier death or resignation or removal pursuant to the Bylaws.

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   The names and addresses of the seven (7) persons who are to serve as directors until the next annual meeting of the shareholders or until their resignation, death or until their successors are elected and qualify are:

                            Yanela del Carmen Frias
                             213 Washington Street
                               Newark, NJ 07102

                             George Michael Gannon
                                2101 Welsh Road
                               Dresher, PA 19025

                             Bernard Joseph Jacob
                               751 Broad Street
                               Newark, NJ 07102

                              Daniel O'Neill Kane
                             213 Washington Street
                               Newark, NJ 07102

                            Richard Francis Lambert
                               751 Broad Street
                               Newark, NJ 07102

                           Robert Francis O'Donnell
                               1 Corporate Drive
                               Shelton, CT 06484

                             Kenneth Yutaka Tanji
                               751 Broad Street
                               Newark, NJ 07102

   The directors shall have the power to adopt, amend, alter and repeal the Bylaws, to manage the corporate affairs and make all rules and regulations expedient for the management of the affairs of the Corporation, to remove any officers for any cause, and to appoint from their own number an executive committee and other committees and vest said committee with all the powers permitted by the Bylaws.

                                 ARTICLE VIII

   To the fullest extent permitted by the Arizona Business Corporation Act (A.R.S. Title 10, chapters 1 through 18) as it now exists and as it may hereafter be amended:

no director shall be personally liable to this Corporation or any of its shareholders for money damages for any action taken or any failure to take any action as a director, except for liability: (i) for the amount of financial benefit received by a director to which the director is not entitled; (ii) for an intentional infliction of harm on the Corporation or the shareholders;
(iii) pursuant to a violation of A.R.S. (S) 10-833 of the Act, as amended; or
(iv) for an intentional violation of criminal law; and

the Corporation shall indemnify each director for liability to any person for any action taken, or any failure to take any action, as a director, except liability for any of the exceptions described in (a)(i) through (iv), above.

Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                                  ARTICLE IX

   Subject to the provisions of Article VIII, the private property of the shareholders, directors and officers of the corporation shall be forever exempt from debts and obligations of the Corporation.

                                   ARTICLE X

   Subject to the provisions of Article VIII and the further provisions of this
Article X hereof, the Corporation shall indemnify any and all of its existing and former directors, officers, employees, and agents against all expenses incurred by them and each of them, including but not limited to legal fees, judgments, penalties, and amounts paid in settlement or compromise, which may arise or be incurred, rendered, or levied in any legal action brought or threatened against any of them for or on account of any action or omission alleged to have been committed while acting within the scope of employment as director, officer, employee, or agent of the Corporation, whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court. Indemnification shall be made by the Corporation whether the legal action brought or threatened is a shareholder derivative action or brought by any other person.

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   Whenever any existing or former director, officer, employee, or agent shall report to the President of the Corporation or the Chairman of the Board that he or she has incurred or may incur expenses, including but not limited to legal fees, judgments, penalties, and amounts paid in settlement or compromise, in a legal action brought or threatened against him or her for or on account of any action or omission alleged to have been committed by him or her while acting within the scope of his or her employment as a director, officer, employee, or agent of the Corporation, the Board of Directors shall, at its next regular or at a special meeting held within a reasonable time thereafter, determine in good faith whether, in regard to the matter involved in the action or contemplated action such person acted, failed to act or refused to act willfully or with gross negligence or with fraudulent or criminal intent. If the Board of Directors determines in good faith that such person did not act, fail to act, or refuse to act willfully or with gross negligence or with fraudulent or criminal intent in regard to the matter involved in the action or contemplated action, indemnification shall be mandatory and shall be automatically extended as specified herein; provided, however, that no such indemnification shall be available with respect to liabilities under the Securities Act of 1933; and provided further, that the Corporation shall have the right to refuse indemnification in any instance in which the person to whom indemnification would otherwise have been applicable shall unreasonably refuse to permit the Corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action. This section shall apply to any liability of any spouse of any person to whom this section is applicable if the liability of said spouse is based on the conduct of the person covered by this action.

                                  ARTICLE XI

   The annual meeting of the shareholders of the Corporation shall be held at the principal office of the Corporation, or at such other place or places as shall be set forth in the notice of meeting on the third Wednesday of May or on such other date and time as the Board of Directors or the President may determine, for the purpose of electing directors and for the transaction of such other business as may be brought before the meeting.

                                  ARTICLE XII

   The principal place of business of the Corporation in Arizona shall be care of J. Michael Low, Low & Cohen, PLLC, 2999 North 44/th/ Street, Suite 550, Phoenix, Arizona 85018. The Corporation may have other places of business to transact business and its Board of Directors or shareholders may meet for the transaction of business, at such other place or places within or without the State of Arizona which its Board of Directors may designate.

                                 ARTICLE XIII

   J. Michael Low, of Low & Cohen, PLLC, located at 2999 North 44/th/ Street, Suite 550, Phoenix, Arizona 85018, having been a bona fide resident of Arizona for at least three (3) years, is hereby appointed as the statutory agent for the Corporation in the State of Arizona, upon whom notices and processes including service of summons, may be served, and which, when so served shall have the effect of lawful personal service on the Corporation. The Board of Directors may revoke this appointment at any time, and shall fill the vacancy in such position whenever one exists.

                                  ARTICLE XIV

   The fiscal year of the Corporation shall be the calendar year.

                                  ARTICLE XV

   In no event shall the Corporation incur indebtedness in excess of the amount authorized by law.

                                  ARTICLE XVI

   The Bylaws of the Corporation may be repealed. altered amended, or substitute Bylaws may be adopted, by the directors or the shareholders, in accordance with the provisions contained in said Bylaws and to the extent permitted by applicable law.

                                 ARTICLE XVII

   The Corporation shall have a corporate seal, which shall be circular in form and shall have inscribed thereon the name of the Corporation, the State of incorporation, and the words, "Corporate Seal."

                                 ARTICLE XVIII

   These Articles of Domestication have been adopted by the Shareholder of the Corporation on June 28, 2013 and by the Board of Directors of the Corporation on June 27, 2013 in accordance with A.R.S. (S) 10-221. The transfer of domicile will not have the effect of changing the rights of the shareholders in the manner set forth in A.R.S. (S) 10-1004.

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                                  ARTICLE XIX

   Upon transfer of domicile of the Corporation to Arizona, the Corporation accepts and will be subject to the laws of Arizona.

                                  ARTICLE XX

   These Articles of Domestication are effective on August 31, 2013, pursuant to A.R.S. (S)(S) 10-123.B. and 20-231.

   IN WITNESS WHEREOF, Prudential Annuities Life Assurance Corporation, has caused the foregoing Articles of Domestication to be executed by its Secretary on August, 2013.

                                 PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

                                 /s/ Lisa V. Chow
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                                 By: Lisa V. Chow, Assistant
                                 Secretary